Exhibit 99.1

Unicycive Therapeutics Reaches Alignment with the FDA on Path to File New
Drug Application for Oxylanthanum Carbonate (OLC)

- Pivotal clinical trial expected to initiate before year end -

LOS ALTOS, California, October 23, 2023 -- Unicycive Therapeutics, Inc. (Nasdaq: UNCY), a clinical-stage biotechnology company developing therapies for patients with kidney disease (the “Company or “Unicycive”), today announced the Company has reached alignment with the U.S. Food and Drug Administration (FDA) on the path forward for Oxylanthanum Carbonate (OLC) and on the overall package requirements to file a New Drug Application.

As reported in June, in the pre-NDA package shared with the FDA, the Agency requested clinical data in patients to proceed with the filing. Recently, during a Type C meeting with the FDA, the Company and the Agency reached an agreement on the overall data package requirements to file the NDA including clinical data, preclinical data, and CMC (chemistry, manufacturing, and controls). As a reminder, Unicycive intends to file the OLC NDA utilizing the 505(b)(2) regulatory pathway to reference the currently approved drug, Fosrenol®.

In the Type C meeting, plans were confirmed with the FDA for the pivotal clinical trial. The Agency requested 60 participants to be evaluated for 4 weeks on OLC once participants are titrated to clinically effective doses. The study is designed to evaluate tolerability and the event rate for discontinuation; therefore, there is no statistical analysis required to demonstrate efficacy. No other clinical study is required. We believe that results from this pivotal trial will enhance our safety data package from preclinical studies, and the efficacy data is referenced with Unicycive’s previously disclosed bioequivalence study.

“By working closely with the FDA, we have clear visibility into the requirements to file a full NDA data package for potential approval of OLC,” said, Shalabh Gupta, MD, Chief Executive Officer of Unicycive. “The alignment with the FDA includes all elements of our planned NDA package including clinical, preclinical, and CMC requirements. We expect to initiate the pivotal trial for OLC before the end of this year, with top line data expected in the second quarter of 2024. Once we complete the trial, we plan to finalize the NDA package and submit to the FDA.”

As of June 30, 2023, Unicycive’s cash position was reported as $18.8 million which is expected to last into the second half of 2024 including the ability to start and complete the pivotal clinical trial.

The planned clinical trial is expected to be an open-label, single-arm, multicenter, multidose study to evaluate the tolerability of clinically effective doses of OLC in participants with chronic kidney disease (CKD) on dialysis. As a reminder, all approved phosphate binders, including Fosrenol, are administered to patients on a dose titration schedule based on the control of serum phosphate. In Unicycive’s clinical trial, once participants have been titrated to a clinically effective dose with a serum phosphate range of ≤5.5 mg/dL, they will be treated for four weeks to evaluate serum phosphate levels.

About Hyperphosphatemia

Hyperphosphatemia is a serious medical condition that occurs in nearly all patients with End Stage Renal Disease (ESRD). If left untreated, hyperphosphatemia leads to secondary hyperparathyroidism (SHPT), which then results in renal osteodystrophy (a condition similar to osteoporosis and associated with significant bone disease, fractures and bone pain); cardiovascular disease with associated hardening of arteries and atherosclerosis (due to deposition of excess calcium-phosphorus complexes in soft tissue). Importantly, hyperphosphatemia is independently associated with increased mortality for patients with chronic kidney disease on dialysis. Based on available clinical data to date, over 80% of patients show signs of cardiovascular calcification by the time they become dependent on dialysis.

Dialysis patients are already at an increased risk for cardiovascular disease (because of underlying diseases such as diabetes and hypertension), and hyperphosphatemia further exacerbates this. Treatment of hyperphosphatemia is aimed at lowering serum phosphate levels via two means: (1) restricting dietary phosphorus intake; and (2) using, on a daily basis, and with each meal, oral phosphate binding drugs that facilitate fecal elimination of dietary phosphate rather than its absorption from the gastrointestinal tract into the bloodstream.

About Oxylanthanum Carbonate (OLC)

Oxylanthanum carbonate is a next-generation lanthanum-based phosphate binding agent utilizing proprietary nanoparticle technology being developed for the treatment of hyperphosphatemia in patients with chronic kidney disease (CKD). OLC has over forty issued and granted patents globally. Its potential best-in-class profile may have meaningful patient adherence benefits over currently available treatment options as it requires a lower pill burden for patients in terms of number and size of pills per dose that are swallowed instead of chewed. Based on a survey conducted in 2022, Nephrologists stated that the greatest unmet need in the treatment of hyperphosphatemia with phosphate binders is a lower pill burden and better patient compliance.1 The global market opportunity for treating hyperphosphatemia is projected to be in excess of $2.5 billion in 2023, with the United States accounting for more than $1 billion of that total. Despite the availability of several FDA-cleared medications, 75 percent of U.S. dialysis patients fail to achieve the target phosphorus levels recommended by published medical guidelines.

Unicycive is seeking FDA approval of OLC via the 505(b)(2) regulatory pathway. As part of the clinical development program, two clinical studies were conducted in over 100 healthy volunteers. The first study was a dose-ranging Phase I study to determine safety and tolerability. The second study was a randomized, open-label, two-way crossover bioequivalence study to establish pharmacodynamic bioequivalence between OLC and Fosrenol. Based on the topline results of the bioequivalence study, pharmacodynamic (PD) bioequivalence of OLC to Fosrenol was established.

Fosrenol® is a registered trademark of Shire International Licensing BV.

1Reason Research, LLC 2022 survey. Results here.

About Unicycive Therapeutics

Unicycive Therapeutics is a biotechnology company developing novel treatments for kidney diseases. Unicycive’s lead drug candidate, oxylanthanum carbonate (OLC), is a novel investigational phosphate binding agent being developed for the treatment of hyperphosphatemia in chronic kidney disease patients on dialysis. UNI-494 is a patent-protected new chemical entity in late preclinical development for the treatment of acute kidney injury. For more information, please visit Unicycive.com.

Forward-looking statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Unicycive’s expectations, strategy, plans or intentions. These forward-looking statements are based on Unicycive’s current expectations and actual results could differ materially. There are several factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, which could seriously harm our financial condition and increase our costs and expenses; dependence on key personnel; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors described more fully in the section entitled ‘Risk Factors’ in Unicycive’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Unicycive specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Contact:

ir@unicycive.com

(650) 543-5470

SOURCE: Unicycive Therapeutics, Inc.